Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-68299 and 333-88979), Registration Statement on Form S-3MEF (No. 333-119141), Registration Statements on Form S-8 (Nos. 333-39482, 333-108095 and 333-129873), and Registration Statement on Form S-8POS (No. 333-47647) of American States Water Company of our report dated March 14, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 14, 2006